Exhibit 99.1

Oak Street Health Bolsters Board of Directors with Appointment of Three Healthcare Veterans

Former U.S. Surgeon General Dr. Regina Benjamin is Newest Member to Join Board of Innovative Primary Care Company

CHICAGO, IL — October 7, 2020 — Oak Street Health (NYSE: OSH), a network of value-based, primary care centers for adults on Medicare, is proud to announce the addition of three healthcare veterans to the company’s Board of Directors. Ahead of the company’s initial public offering in August, Cheryl L. Dorsey, President of Echoing Green, and Julie Klapstein, experienced board member and founding CEO of Availity, joined Oak Street Health’s Board of Directors. Now, the company is proud to welcome former United States Surgeon General and BayouClinic founder Dr. Regina Benjamin as its newest board member. Benjamin’s appointment is active immediately and she will serve in the role for a three year term.

“Dr. Benjamin’s passion for preventive primary care and her commitment to serving the chronically ill in underserved communities aligns with our mission to rebuild healthcare as it should be,” said Mike Pykosz, CEO of Oak Street Health. “She joins a motivated, experienced Board of Directors focused on furthering that mission. That includes our recently-appointed board members, Cheryl Dorsey and Julie Klapstein, two trailblazing leaders with proven track records of driving business success and creating meaningful social change.”

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Regina Benjamin, MD, MBA served as the 18th U.S. Surgeon General from 2009 to 2013. She was also chair of the National Prevention Council, composed of 17 cabinet-level heads of federal agencies that released the first-ever National Prevention Strategy, whose goal was to change our healthcare system from one based on sickness and disease, to one of wellness and prevention. She attended Morehouse School of Medicine, obtained her MD degree from the University of Alabama at Birmingham, and an MBA from Tulane University. Dr. Benjamin serves on several corporate boards, including two publicly traded healthcare companies. As a family physician, and founder of Bayou La Batre Rural Health Clinic, Dr. Benjamin is one of the nation’s leading voices on population and preventive health issues.

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Cheryl L. Dorsey is the president of Echoing Green, a global nonprofit that supports emerging social entrepreneurs and invests deeply in their ideas and leadership. A graduate of Harvard Medical School with a master’s in public policy from Harvard Kennedy School and a bachelor’s degree in history and science magna cum laude with highest honors from Harvard-Radcliffe Colleges, Dorsey co-founded The Family Van, a community-based mobile health unit in Boston, in 1992. Dorsey has served as White House Fellow and Special Assistant to the U.S. Secretary of Labor from 1997 to 1998, Special Assistant to the Director of the Women’s Bureau of the U.S. Labor Department from 1998 to 1999 and Vice Chair for the President’s Commission on White House Fellowships from 2009-2017.

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Julie Klapstein is the founding CEO of Availity, one of the largest healthcare information networks in the United States, and an experienced board member who serves on the board of Amedisys, NextGen, Revecore and eSolutions (acquired recently by Waystar). She has been a Director serving on many public and private companies focused on healthcare IT and services. A business graduate of Portland State University, Klapstein served as President and CEO of Phycom, a provider of advanced medical management and e-health solutions to the payer and provider communities before joining Availity. She has also held executive-level positions at Sunquest Information Systems, SMS’ Turnkey Systems Division, GTE Health Systems and in various marketing, sales and operations leadership roles with AT&T Information Systems.

“Expanding access to primary care to those in underserved communities is an important mission, and the Covid-19 pandemic has only further highlighted the disparities that exist in our country today,” said Dr. Benjamin. “I am inspired by Oak Street’s mission and vision. Challenging the legacy healthcare model and the expectations of what primary care should, and can, be is not easy, but it’s critical to be able to create healthier communities and a better quality of life for each patient.”

To learn more about Oak Street Health’s value-based primary care model, click here.

Source: Oak Street Health

About Oak Street Health

Founded in 2012, Oak Street Health is a network of value-based, primary care centers for adults on Medicare. With a mission of rebuilding healthcare as it should be, the company operates an innovative healthcare model focused on quality of care over volume of services, and assumes the full financial risk of its patients.

Oak Street Health currently operates more than 65 centers across Illinois, Michigan, Indiana, Pennsylvania, Ohio, Rhode Island, North Carolina, Tennessee and Texas. To learn more about Oak Street Health’s proven approach to care, visit oakstreethealth.com

Media:

Erica Frank

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(330) 990-5026

Erica.Frank@oakstreethealth.com

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